EXHIBIT A

DYNEX                                                 DYNEX CAPITAL, INC.
                                                      4551 Cox Road - Suite 300
                                                      Glen Allen, Virginia 23060
                                                      804-217-5800
                                                      Fax 804-217-5861





                             December 22, 2000


BY CERTIFIED MAIL - RETURN RECEIPT
REQUESTED & BY FACSIMILE: (619) 687-5010
----------------------------------------

Mr. Michael R. Kelly
Managing Member
California Investment Fund, LLC
DCI Acquisition Corporation
550 West C Street
10th Floor
San Diego, California 92101

     Re: Agreement and Plan of Merger dated as of November 7, 2000 by and among California Investment Fund, LLC, DCI Acquisition Corporation and Dynex Capital, Inc.
          ----------------------------------------------------------------------

Dear Mr. Kelly:

          This is to notify you that California Investment Fund, LLC ("CIF") is in breach of its obligations under Section 5(e) of the captioned Agreement and Plan of Merger (the "Merger Agreement"), as the letter addressed to me from Fremont Investment & Loan dated December 19, 2000 is neither a "commitment" to provide financing nor is it from a financing source "capable of financing the transactions contemplated by" the Merger Agreement. Pursuant to Sections 7(a)(vii) and 7(c)(i) of the Merger Agreement, Dynex has the right to terminate the Merger Agreement and receive payment and delivery of the Escrow Amount. Dynex reserves its rights described above, but elects at this time to forbear from exercising such rights, provided that the enclosed duplicate original of this letter is executed and returned to the undersigned no later than 5pm Eastern time on Wednesday, December 27, 2000 and that CIF complies with its obligations under numbered paragraphs 2 and 3 below. If a countersigned original of this letter is not received by such time, or if CIF breaches any obligation under numbered paragraphs 2 or 3 below, Dynex shall thereupon terminate the Merger Agreement and make a claim under the Escrow Agreement for the Escrow Amount.

          Capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

          By your execution and return of this letter, you agree to the terms and conditions set forth below.

     1. At CIF's request, the SEC Mail Date shall be January 29, 2001. Dynex shall provide to CIF a revised draft preliminary merger proxy in substantially final form (excluding sections of the merger proxy meant to be drafted by CIF) on or before January 19, 2001. CIF shall provide to Dynex all its comments and insertions to the draft preliminary merger proxy electronically and via fax by 5:00 PM Pacific time on January 26, 2001.

     2.   On or before 5pm Eastern time on January 25, 2001,  CIF shall  provide to Dynex (a) written binding commitment(s) from a third party or parties committing to provide CIF and DCI with sufficient financing (debt and/or equity) to consummate the Merger according to the terms (and without any conditions other than those conditions customarily contained in such written binding commitment(s) by such third party or third parties) of such written commitment(s), or (b) definitive agreements for sufficient financing (debt and/or equity) to consummate the Merger.

     3. CIF shall have obtained and shall provide to Dynex, on or prior to 5pm Eastern time on January 25, 2001, the written consent by a sufficient number of the holders of the Target Senior Notes to permit all of the transactions contemplated by the Merger Agreement, including without limitation the financing thereof, to be consummated without breach of the Target Senior Note Indenture.

     4. To the extent any provision of this letter conflicts with or is inconsistent with any term or condition of the Merger Agreement, the Merger Agreement shall be deemed to have been amended in a manner consistent with the provisions hereof. Any breach by CIF of any obligation hereunder shall be deemed to be a breach by CIF of its obligations under numbered paragraph 2 or 3 above, and shall also revoke Dynex's forbearance described in the introductory paragraph hereof.

                                                DYNEX CAPITAL, INC.



                                                By: /s/ Thomas H. Potts
                                                    ----------------------------
                                                    Thomas H. Potts, President


AGREED AND ACCEPTED:

CALIFORNIA INVESTMENT FUND, LLC




By: /s/ Michael R. Kelly
   -----------------------------
    Name:
    Title:

DCI ACQUISITION CORPORATION




By: /s/ Michael R. Kelly
   -----------------------------
    Name:
    Title:

cc: Stephen Fraidin, Esq.